Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long-Term Incentive Plan of TMS International Corp. and the Restricted Stock Plan of TMS International Corp. (f/k/a Metal Services Acquisition Corp.) of our report dated February 17, 2011 (except for Note 28, as to which the date is April 13, 2011), with respect to the consolidated financial statements of TMS International Corp. included in its Prospectus dated April 13,2011, filed pursuant to Rule 424(b)(1) of the Securities Act (File No. 333-166807) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

April 15, 2011